Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Solid First Quarter Results

•	Q1 2016 pro forma EBITDA of $54 million

•	Transformation initiative targeting $75 to $90 million cost reduction on-track

•	2016 pro forma EBITDA outlook raised by $10 million to $185 to $200 million

•	2016 Adjusted free cash flow outlook raised to $85 to $95 million
JACKSONVILLE, Fla., May 2, 2016 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported first quarter 2016 net income of $21 million, or $0.49 diluted earnings per share compared to $11 million or $0.25 per share for the same prior year period. The first quarter 2016 results include a gain on debt extinguishment, net of tax, of $6 million, or $0.13 per share.
"Our solid first quarter results are a testament to the great effort of our employees to reduce costs, drive cash flow and invest wisely in our business," said Paul Boynton, Chairman, President and Chief Executive Officer.  "We continue to focus on our three year transformation initiative which targets incremental savings of $75 to $90 million by 2018. This critical initiative will allow us to reduce debt, enhance our competitive position and drive value for our stockholders."
First Quarter Operating Results
First quarter 2016 net sales were $218 million, a decrease of $3 million, or 2 percent, from $221 million in the prior year comparable quarter. The decrease in net sales was driven by a decline in cellulose specialties sales prices and modestly lower cellulose specialties sales volumes which were partially offset by increased sales volumes of commodity products. Cellulose specialties sales prices decreased approximately 7 percent due to 2016 price negotiations, in line with prior guidance. Commodity sales volumes increased 29 percent as a result of production efficiencies achieved in the second half of 2015.
For the first quarter of 2016, pro forma operating income was $32 million, $8 million above first quarter 2015 pro forma results of $24 million. The impact of cellulose specialties sales price declines were more than offset by the contribution of higher commodity sales volumes, the impact of the Company’s cost reduction initiatives and lower chemical, energy and transportation costs. Selling, general and administrative expenses were lower as a result of lower professional fees driven by the Company’s cost savings initiatives and stock compensation expense. Additionally, the first quarter 2015 costs were higher due to the Fernandina plant annual maintenance outage which will occur in the third quarter of 2016.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $9 million for first quarter 2016, consistent with the prior year.
The Company recorded a pre-tax gain on the extinguishment of debt of approximately $9 million as a result of the purchase in the open market of approximately $44 million of its 5.50% Senior Notes due 2024 for approximately $34 million. As a result of the repurchase, the Company recognized a pre-tax write-off of approximately $1 million of unamortized debt issuance costs.
Income Tax Expense
The first quarter 2016 effective tax rate was 34.9 percent, compared to 28.2 percent the same period the prior year. The prior year period reflects the increased impact of the benefit of domestic manufacturing tax deduction and state tax credits as a result of lower pre-tax income.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Cash Flow and Liquidity
The Company generated $54 million of adjusted free cash flow and reduced adjusted net debt by $63 million to $705 million since December 31, 2015. The Company ended the quarter with $346 million of liquidity including $236 million available under its revolving credit facility after taking into account outstanding letters of credit.
Outlook
Over the last seven months, the Company renegotiated cellulose specialties contracts with its three largest customers through 2018 and 2019. For 2016, the Company expects cellulose specialties prices to decline 6 to 7 percent and cellulose specialties sales volumes to decline 4 to 5 percent compared to 2015. Based on contractual commitments for the majority of the Company’s acetate volume, 2017 acetate pricing is expected to be approximately 2 percent below 2016.
Cellulose specialties markets continue to face a combination of industry oversupply and weaker end-market demand which could impact the Company’s prices and volumes in the future. In response to these market pressures, the Company began a three-year transformation initiative to significantly improve its cost structure and enhance cash flows. The transformation initiative is targeting cost savings of $75 to $90 million over the three year period from 2016 through 2018. In addition, through its innovation initiative, the Company is working to enhance the value of its products for customers and engineer new products to extend its market reach. It expects to derive 20 percent of our revenues from new products within a decade.
As a result of solid traction on its 2016 transformation cost savings and benign inflationary pressure, the Company is raising its 2016 guidance for pro forma EBITDA by $10 million to $185 to $200 million and adjusted free cash flow guidance to $85 to $95 million.
"We remain steadfast in our strategy to permanently reduce our costs, invest in our assets and accelerate our innovation platform to drive value to shareholders.  Our progress to date is encouraging and we are pleased to improve our full-year guidance," stated Boynton.
Conference Call Information
A conference call will be held on Tuesday, May 3, 2016 at 10 a.m. EDT to discuss these results. Presentation materials and access to the live audio webcast will be available at www.rayonieram.com. Investors may listen to the conference call by dialing 877-407-8293, no passcode required.  For international parties, dial 201-689-8349.  A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. EDT on Tuesday, May 17, 2016.  The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13635342.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. Upon completion of the previously announced strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
March 26, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 26,	December 31,	March 28,
	2016	2015	2015
Net Sales
Cellulose specialties	$165	$190	$179
Commodity products and other	53	52	42
Total Net Sales	218	242	221
Cost of Sales	178	192	184
Gross Margin	40	50	37
Selling, general and administrative expenses	7	14	12
Other operating expense, net	1	7	1
Operating Income	32	29	24
Interest and other expense, net	9	9	9
Gain on debt extinguishment	9	—	—
Income Before Income Taxes	32	20	15
Income tax expense	11	7	4
Net Income	$21	$13	$11
Earnings Per Share of Common Stock
Basic earnings per share	$0.50	$0.30	$0.25
Diluted earnings per share	$0.49	$0.30	$0.25

Pro forma net income per share (a)	$0.36	$0.32	$0.25

Shares Used for Determining
Basic EPS	42,205,767	42,201,778	42,186,130
Diluted EPS	42,272,536	42,273,621	42,204,774

(a)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 26, 2016 (Unaudited)
(millions of dollars)

	March 26, 2016	December 31, 2015
Assets
Cash and cash equivalents	$110	$101
Other current assets	195	227
Property, plant and equipment, net	795	804
Other assets	134	147
	$1,234	$1,279
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$8	$8
Other current liabilities	115	124
Long-term debt	797	850
Non-current liabilities for disposed operations	143	145
Other non-current liabilities	168	169
Total stockholders’ equity (deficit)	3	(17)
	$1,234	$1,279

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
March 26, 2016 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 26, 2016	March 28, 2015
Cash Provided by Operating Activities:
Net income	$21	$11
Depreciation and amortization	22	22
Increase in liabilities for disposed operations	2	—
Other items to reconcile net income to cash provided by operating activities	4	2
Changes in working capital and other assets and liabilities	25	21
	74	56
Cash Used for Investing Activities:
Capital expenditures	(20)	(24)
	(20)	(24)
Cash Used for Financing Activities:
Changes in debt	(45)	(20)
	(45)	(20)
Cash and Cash Equivalents:
Change in cash and cash equivalents	9	12
Balance, beginning of year	101	66
Balance, end of period	$110	$78

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 26, 2016 (Unaudited)
(millions of dollars)

	Three Months Ended
EBITDA (a):	March 26, 2016	March 28, 2015
Net Income	$21	$11
Depreciation and amortization	22	22
Interest expense, net	9	9
Income tax expense	11	4
EBITDA	$63	$46

Gain on debt extinguishment	(9)	—
Pro Forma EBITDA	$54	$46

	Three Months Ended
Adjusted Free Cash Flow (b):	March 26, 2016	March 28, 2015
Cash provided by operating activities	$74	$56
Capital expenditures	(20)	(24)
Adjusted Free Cash Flow	$54	$32

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro forma EBITDA is defined by the Company as EBITDA before one-time separation and legal costs and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

(b)
Adjusted free cash flow is defined by us as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flow is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted free cash flow is not necessarily indicative of the adjusted free cash flow that may be generated in future periods.

	Three Months Ended
Adjusted Net Debt (a):	March 26, 2016	December 31, 2015
Current maturities of long-term debt	8	8
Long-term debt	797	850
Total debt	805	858
Original issue discount and debt issuance costs	10	11
Cash and cash equivalents	(110)	(101)
Adjusted net debt	705	768

(a)
Adjusted net debt is defined by us as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 26, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 26, 2016		December 31, 2015		March 28, 2015
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$32		$29		$24
One-time separation and legal costs	—		1		—
Pro Forma Operating Income	$32		$30		$24

Net Income	$21	$0.49	$13	$0.30	$11	$0.25
One-time separation and legal costs, net of tax	—	—	1	0.02	—	—
Gain on debt extinguishment, net of tax	(6)	(0.13)	—	—	—	—
Pro Forma Net Income	$15	$0.36	$14	$0.32	$11	$0.25

(a)
Pro forma operating income is defined as operating income adjusted for one-time separation and legal costs. Pro forma net income is defined as net income adjusted net of tax for one-time separation and legal costs and gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
March 26, 2016 (Unaudited)

	Three Months Ended
	March 26, 2016	March 28, 2015
Sales Volume, thousands of metric tons
Cellulose specialties	106	107
Commodity products	75	58
Total	181	165

Average Sales Price, $ per metric ton
Cellulose specialties	$1,555	$1,667
Commodity products	$680	$686

D